EXHIBIT 5.1

September 29, 2006

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SAIC, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended to date (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 86,250,000 shares of Common Stock, par value $0.0001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as promulgated by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement and a form of the Restated Certificate of Incorporation of the Company (the “Restated Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Restated Certificate has been duly filed with the Secretary of State of the State of Delaware and (2) upon payment for and delivery of the Shares in accordance with the definitive underwriting agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Experts” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ HELLER EHRMAN LLP